Letter to Shareholders and Partners

January 24, 2019

Dear BioSpecifics colleagues, partners and stockholders,

I want to thank you all for the continued support and well wishes these last few months, following the news of my diagnosis.

We have announced many recent significant developments, including positive top-line results from our Phase 1 trial of CCH for the treatment of uterine fibroids, Endo announced positive top-line results from two Phase 3 trials of CCH for the treatment of cellulite and we announced the appointment of Dr. Ron Law as Senior Vice President of Business Development.

With Ron on board, I am excited to now share day-to-day operations of the company with him. In addition to his role of business development, he will be assisting me with both internal and external operations. As I receive necessary medical treatments, I will be delegating day-to-day operations and investor relations activities to Ron, and I am confident that he will handle them well.

I would also like to reiterate that the board of directors has and will continue to fully support me through this time.

I appreciate all your ongoing support and want to thank our employees and partners for all that you do to support our company.

Sincerely,

/s/ Thomas L. Wegman

Thomas L. Wegman
President